Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Lynne M. Neel (610) 882-8800

Embassy Bancorp, Inc. Announces Annual Cash Dividend

BETHLEHEM, Pa. – June 18, 2025 - Embassy Bancorp, Inc. (OTCQX: EMYB) announced today that its Board of Directors has declared an annual cash dividend of $0.48 per share, payable on July 15, 2025, to shareholders of record on June 27, 2025.  This represents an over 14% increase over last year’s dividend and our 16th consecutive year of paying a dividend.

“I’m proud to share our annual dividend and the continued strength of our performance,” said David M. Lobach, Jr., Chairman, President, and Chief Executive Officer. “Our consistent dividend payments reflect not only our financial stability but also our unwavering commitment to delivering long-term value to our shareholders.

Over the past year, we’ve been honored with several prestigious recognitions. For the 10th consecutive year, we were named Reader’s Choice Best Bank by The Morning Call, serving the Lehigh Valley. We were also recognized as Best Bank and Best Mortgage Company in Lehigh Valley Style Magazine’s Who’s Who in Business. Additionally, we earned a 5-star rating from Bauer Financial and were ranked 45th among the top 100 publicly traded community banks with assets under $2 billion by American Banker Magazine, based on a three-year average return on equity.

These accolades are a testament to our deep-rooted focus on customer service, community engagement, and the dedication of our exceptional team. As an independent, community-focused bank, we remain committed to our founding vision: to serve the Lehigh Valley with integrity, responsiveness, and a long-term perspective. We believe this positions us well for continued growth and success for all our stakeholders.”

About Embassy Bancorp, Inc.

With over $1.7 billion in assets, Embassy Bancorp, Inc. is the parent company of Embassy Bank For the Lehigh Valley, a full-service community bank operating ten branch offices in the Lehigh Valley area of Pennsylvania. As of June 30, 2024, the Federal Deposit Insurance Corporation’s Summary of Deposits indicates that the Bank holds the 4th spot in deposit market share in Lehigh and Northampton Counties combined. For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry

Exhibit 99.1

consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.